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Exhibit 10.3

VETERINARY PET SERVICES, INC.

TERM SHEET for COMMON STOCK

October 31, 2002

Issuer:	Veterinary Pet Services, Inc. (the "Company"). The Company is the parent of Veterinary Pet Insurance Company ("VPI"), DVM Insurance Agency, and VPI Services, Inc. The Company is a parent entity and is not a subsidiary of any other entity.
Financing:	Investor	Investment Amount	Shares of Common Stock	Ownership*
Total Investment	The Iams Company or any of its affiliates ("Iams")	$6,000,000	500,000	9.28%

* Calculated on fully diluted basis as of the date of this term sheet. Any changes to this at the time of the Closing must be made known to and approved by the Investor.

Type of Security:	The Company's Common Stock (the "Common Stock").
Purchase Price:
$12.00 per share (the "Original Purchase Price") for an aggregate of 500,000 shares of Common Stock (the "Shares") for a total of $6,000,000. A pro forma capitalization table showing the Company's capital structure immediately after consummation of this financing is attached as Exhibit "A."
Closing:
Iams will purchase 500,000 Shares from the Company in consideration for $6,000,000 (the "Closing"). The Closing will be contingent upon (i) the receipt from the Securities and Exchange Commission (the "SEC") by the Company of an order of effectiveness (the "SEC Order") for the Company's registration statement on Form 10, currently being prepared by the Company (and the Company continues to be in compliance with securities laws and no SEC stop order is otherwise in effect), and (ii) the receipt from the California Department of Insurance (the "DOI") by Iams of approval for its investment in the Company (the "DOI Approval") in accordance with a Form A to be filed with the DOI within 10 business days after the execution of this Term Sheet. The Closing will occur within two business days after receipt of the SEC Order and the DOI Approval. Either party may choose not to close the transaction if such conditions set forth above do not occur on or before February 28, 2003.
Conditions Precedent to Closing:	In addition to the conditions precedent of obtaining the Order and the Approval, the Closing will occur upon the achievement of the conditions set forth below:
	1.	Completion of legal, business, and financial due diligence, with the results being to the satisfaction of Iams in its sole discretion;

2.
Preparation, execution, and delivery of legal documentation satisfactory to Iams, including without limitation a Stock Purchase Agreement, the Investor Rights Agreement (as set forth below in the Registration Rights section), the Reinsurance Agreement, the Employment Agreements described below, and the Marketing Agreement as specified below (the "Definitive Documents");
	3.	Obtaining all necessary internal, corporate and regulatory approvals;
	4.	Obtaining consent of all of the holders of outstanding Preferred Stock to:
•
convert all of their shares of Preferred Stock into shares of Common Stock according to the terms of the Amended and Restated Articles of Incorporation, and, as part of such conversion, an agreement from Jack Stephens and Scottsdale Insurance Company not to rescind any of their prior stock purchases;
• waive any anti-dilution rights or other protective provisions applicable to the holders of the Preferred Stock; and
• take any additional actions as reasonably necessary to effectuate the terms and conditions contained herein and in the Definitive Documents;
5.
Execution of an agreement between the Company and Iams (the "Marketing Agreement"), in form and substance reasonably acceptable to Iams and the Company and including without limitation a mutually agreeable non-compete clause;
	6.	Execution of an agreement between the Company and Scottsdale Insurance Company (the "Scottsdale Reinsurance Agreement"), in a form and substance reasonably acceptable to Iams and the Company; and
	7.	Execution of employment agreements between the Company and Dr. Jack Stephens, Dr. David Goodnight, and Rebecca Lewis (the "Employment Agreements").
Stock Option Plan:
Within 60 days after the Closing, the Company's Board will take the necessary action to approve and create a stock option plan that reserves 1,000,000 shares (the "Plan"). Within 12 months of the creation of the stock option plan, the Company will convene a shareholders' meeting to approve the Plan, as required by applicable law (the failure to obtain the approval by the shareholders, however, will not give rise to any rescission rights for Iams in connection with the Closing).
Stock Option Plan Vesting:
Subject to approval by the Board of Directors, all options, stock, and other stock equivalents issued after the Closing to employees, directors, consultants, and other service providers will be subject to minimum vesting conditions as follows: 25% to vest at the end of the first year following such issuance, with the remaining 75% to vest monthly over the next three years. The Board of Directors may waive stock vesting requirements.
Use of Proceeds:	The Company shall use the proceeds exclusively as a contribution to the statutory surplus of VPI and will invest the proceeds in securities consistent with the Company's established investment policy.

Antidilution Provisions:
Subject to customary exclusions, the Original Purchase Price of the Common Stock will be adjusted on a full ratchet basis for the first 12 months after the Closing and a weighted-average basis thereafter. Such antidilution rights shall expire upon the consummation of an IPO or when Iams ownership is less than 5% of the outstanding shares of Common Stock. The Original Purchase Price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like.
Board Observer:
During such period that Iams owns any securities of the Company representing at least 2% of the fully-diluted common stock of the Company, Iams will have the right to have one representative to (i) attend all regular and special meetings of the Company's Board of Directors and its committees in a non-voting, observer capacity, and (ii) receive all materials provided to members of the Board and such committees, other than privileged information or information that the Board reasonably determines to conflict with such representative's rights (the "Board Observer"). The Company shall fully indemnify the Board Observer and Iams to the same extent as if such Board Observer were a director of the Company.
Protective Provisions:
Contained within an Investor Rights Agreement will be clear and specific operating covenants that relate to governance of the Company, structured in a way that will provides Iams with approval rights, which shall not be withheld unreasonably, for any action that:
	1.	Changes the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Common Stock;
2.
Authorizes, creates or issues any other equity security, including any other security convertible into or exercisable for any equity security, senior to the Common Stock with respect to voting, redemption, dividends, conversion or liquidation preferences;
	3.	Increases or decreases (other than by redemption or conversion) the number of authorized shares of Common Stock;
4.
Amends or waives any provision of the Company's Amended and Restated Articles of Incorporation in a manner that adversely affects the rights, preferences or privileges of the Common Stock (other than with respect to such provisions that the Company can demonstrate are insignificant to the holders of the Common Stock);
	5.	Amends or waives any provision of the Company's Bylaws in a manner that adversely affects the holders of the Common Stock;
6.
Results in the redemption or repurchase of any shares of Common Stock or Preferred Stock (other than the repurchase of shares of Common Stock, approved by the Board of Directors, from employees or other persons performing services for the Company pursuant to agreements granting the Company the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or through the exercise of a right of first refusal);
	7.	Enters into, amends or waives any material agreements, arrangements or understandings with any affiliates, including without limitation other investors;

8.
Results in the issuance or sale of any equity securities by a subsidiary of the Company (other than to the Company) or issuance of equity securities by the Company and/or its subsidiaries to a competitor of Iams; and
	9.	Increases or decreases the authorized size of the Board of Directors.
The foregoing stockholder approval rights will terminate upon the consummation of an IPO or when Iams ownership is less than 5% of the outstanding shares of Common Stock.
Registration Rights:
The parties shall enter into an Investor Rights Agreement that shall provide the holders of the Common Stock customary registration rights only after an IPO, including without limitation demand registration rights (one demand registrations on Form S-1 and unlimited demand registration rights on Form S-3), pro-rata piggy-back registrations, all subject to customary underwriter cut-back provisions. Shareholders owning more than 5% of the Company also agree to provide Iams usual "tag-along" rights should they wish to sell any or all of their shares to a third party.
Right of Transfer:
Subject to applicable securities laws, each holder of Common Stock will have the right to transfer shares of its Common Stock (or any Common Stock into which such shares are converted) to any third party, including to entities affiliated with such holder. All rights and obligations of both the Company and the holders shall inure to the transferees, subject to the following conditions: (i) no such rights will inure to transferees who hold less than 5% of the outstanding shares of Common Stock; (ii) the holders of the Common Stock desiring to transfer shares must first notify the Company of their intention to transfer shares of Common Stock, and the Company will then have a 60-day right of first offer; and (iii) the holders of Common Stock may not transfer their shares to certain excluded persons, including competitors of the Company, to be identified in the Definitive Documents.
Information Rights:
The Company will deliver to Iams audited annual financial statements within 90 days after the end of each fiscal year and unaudited quarterly financial statements within 45 days after the end of each fiscal quarter. The Company will furnish Iams with quarterly financial statements compared against plan and will provide a copy of the Company's annual operating plan within 30 days prior to the beginning of the fiscal year. Iams will also be entitled to standard inspection and visitation rights. These provisions will terminate upon an IPO.
Transactions with Affiliates:
The Company shall not enter into any material transaction or alter any previously approved transaction with any affiliate of the Company (as defined by Federal securities law), unless the transaction is approved by a majority of the disinterested directors and Iams as set forth in the Investor Rights Agreement referred to above.

Stock Purchase Agreement:
The investment will be made pursuant to a Stock Purchase Agreement, drafted by counsel to the Company, in form and substance reasonably acceptable to the Company and Iams, which agreement will contain, among other things, appropriate representations and warranties of the Company, covenants of the Company reflecting the provisions set forth herein, and appropriate conditions for each closing, including an opinion of counsel for the Company. The Stock Purchase Agreement will provide that it may only be amended and any waivers thereunder will only be made with the approval of the parties thereto. The Company and Iams have agreed on the Original Purchase Price and the number of the Shares, which provisions have been the subject of extensive negotiations and will be included in the Stock Purchase Agreement as set forth herein. The parties agree to negotiate the other terms and conditions of the Definitive Documents in good faith and to incorporate the terms and conditions of this Term Sheet therein as set forth herein.
Proprietary Information and Inventions Agreement:	The Company shall represent that each officer, employee, and consultant of the Company has entered into a proprietary information and inventions agreement in the form provided to Iams.
Finders:
The Company shall represent that none of the proceeds from this transaction will be used to compensate a person or entity the Company has engaged and to which broker's or finder's fees are or will be owed in connection with the sale and purchase of the Common Stock.
Legal Fees and Expenses:	The Company and IAMS shall each be responsible for their own legal fees associated with this transaction.
Non-Binding Nature of Term Sheet:
This Term Sheet is not intended by the parties to constitute a contract or an offer to enter into a contract, nor to be binding upon any of the parties, nor to create any legal obligations or rights in any party with respect to any of the matters set forth herein (other than the provisions stated in this section entitled "Non-binding Nature of Term Sheet" and in the sections entitled "Expenses", "Confidentiality", and "Governing Law" (collectively, the "Binding Provisions"), which are intended to be binding and enforceable) and the parties hereto agree never to assert that the provisions hereof (other than the Binding Provisions) were intended to create, or have created, any legal obligations or rights in any party or any other person with respect to the matters set forth herein.
Confidentiality:
It is a condition of this proposal that the terms herein be kept confidential and not be disclosed to any other person, directly or indirectly, other than officers and directors of the Company who are involved in evaluating the offer, without the prior written consent of Iams. Neither party shall issue a press release or other public statement with respect to the transactions contemplated hereby without the consent of the other party, which consent shall not unreasonably be withheld.
Governing Law:
This Term Sheet and the parties' respective rights and obligations hereunder, including any questions concerning which provisions of this Term Sheet are binding and which are non-binding, shall be governed by and construed in accordance with laws of the State of Ohio without regard to conflicts of laws principles thereof or of any other jurisdiction.

        As evidence of their acceptance of the agreements, terms, and conditions set forth in herein, the parties have executed this Term Sheet as of October 31, 2002. This Term Sheet supersedes the Term Sheet executed on August 22, 2002.

VETERINARY PET SERVICES, INC.		THE IAMS COMPANY
By:	/s/ JACK L. STEPHENS Jack L. Stephens, D.V.M. President/Chief Executive Officer	By:	/s/ JEFFREY P. ANSELL Jeffrey P. Ansell President

Exhibit "A"
Veterinary Pet Services, Inc.
Capitalization Table

	Outstanding at October 31, 2002	Common Shares Reserved for Conversion of Preferred Shares	Fully Diluted Ownership of Shares of Common Stock	Fully Diluted Ownership Percentage at Closing
Series A Preferred:	403,226	1,612,904
Series B Preferred:	250,596	1,002,384

		2,615,288
Common Shares Reserved for Conversion of Preferred:			2,615,288	48.553%
Common Stock Outstanding at October 31, 2002:			1,699,075	31.543%
Options/Warrants Outstanding at October 31, 2002:			572,097	10.621%

Fully Diluted Shares—Pre-Closing:			4,886,460	90.717%
Shares Issuable to Iams:			500,000	9.283%

Fully Diluted Shares—Post Closing			5,386,460	100.000%

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  Exhibit 10.3
VETERINARY PET SERVICES, INC.
TERM SHEET for COMMON STOCK
Exhibit "A" Veterinary Pet Services, Inc. Capitalization Table